Exhibit 4.4

EXECUTION VERSION

LONG FORM OF AMENDMENT

TO THE TRADEMARK LICENSE AGREEMENT

DATED 27 SEPTEMBER 1996 by

and between

Fresenius SE & Co. KGaA and

Fresenius Medical Care Deutschland GmbH

LONG FORM OF AMENDMENT TO THE TRADEMARK LICENSE AGREEMENT

DATED 27 SEPTEMBER 1996 by and between

1.

Fresenius SE & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien), organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Bad Homburg vor der Höhe, Germany, under registration number HRB 11852 and having its registered office in Bad Homburg vor der Höhe, Germany

-“FSE”-

2.

Fresenius Medical Care Deutschland GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Bad Homburg vor der Höhe, Germany, under registration number HRB 5748 and having its registered office in Bad Homburg vor der Höhe, Germany

-“FME” –

– jointly, as “Parties” and each a “Party” –

PREAMBLE

(A)

FME Group deconsolidated from FSE Group by changing the legal form of Fresenius Medical Care AG (“FME AG”), of which FME is a 100% subsidiary, from a partnership limited by shares (Kommanditgesellschaft auf Aktien) to the legal form of a stock corporation (Aktiengesellschaft) under German law while preserving FME AG’s legal identity (identitätswahrender Formwechsel) pursuant to sections 190 et seqq., 238 et seqq. of the German Transformation Act (Umwandlungsgesetz) (the “Conversion”).

(B)

As a result of the Conversion that became effective on 30 November 2023, (i) FME Group has become deconsolidated from FSE and no longer forms part of a de facto group (faktischer Konzern) with FSE and (ii) FSE no longer controls FME AG within the meaning of sections 17, 18 para. 1 German Stock Corporation Act (Aktiengesetz). With the Conversion Effective Date, FSE Group and FME Group became two independent groups.

(C)	In connection with the Conversion, the FSE and FME AG entered, among others, into a certain group separation agreement dated 30 November 2023 (the “Group Separation Agreement”).
(D)

FSE as licensor and FME as licensee are parties to a trademark license agreement dated 27 September 1996 concluded between FSE (with its legal form as stock corporation at that time under Fresenius AG) and FME with effective date of 30 September 1996 governing the use of certain trademarks, in particular the trademark/name “Fresenius”, by FME and its Affiliates (the “Original Trademark License Agreement”), which was amended by an agreement concluded between FSE and FME effective as of 1 January 2016 relating to the definition of “Fresenius Mark” and “Renal Business” and the tradename approvals granted by FSE and FME (but referred to in the approvals as “Fresenius Medical Care AG”), relating to the tradename “Fresenius USA, Inc.” (dated 1 October 1996) and the tradename “Fresenius Canada Dialysis, Inc.” (dated 30 July 1997).

(E)	The Conversion does not affect the validity of the Original Trademark License Agreement as amended by the aforementioned agreements/ approvals, but it was amended by Schedule 3 of the Group Separation Agreement. FSE and FME AG agreed to implement such changes in a long form agreement by way of this Agreement, which particularly includes the addition and amendment of certain clauses to reflect the new relationship of FSE Group and FME Group, inter alia, with respect to the establishment of a Branding Committee and the implementation of Branding Guidelines as well as the resolution of disputes which FSE and FME wish to exclusively settle in the future before the economic board (“Wirtschaftsrat”) of the Else Kröner-Fresenius-Stiftung in accordance with the TLA Arbitration Agreement.

(F)

The negotiations of this Agreement also revealed a need to clarify in writing the scope of the license granted to FME and its Affiliates under the Original Trademark License Agreement, with respect to the use of the Fresenius Mark, the “F” Logo and the Mixed Use Marks, to align with the mutual business understanding. The Parties therefore wish to legalize the past as practiced between the Parties and their Affiliates since the conclusion of the Original Trademark License Agreement and, at the same time, specify the future use of the Licensed Marks and the “Fresenius” name as of the signing date of this Agreement (the “Effective Date”). The Parties therefore agreed to further amend the Original Trademark License Agreement as amended by, inter alia, Schedule 3 of the Group Separation Agreement by way of this Agreement (such amended and current version hereinafter referred to as the “Trademark License Agreement”).

(G)

FME AG must procure that FME, as an Affiliate of FME AG, complies with the terms of the Trademark License Agreement and that FME will formalize the amendment of the Trademark License Agreement (section 2.5.2 Group Separation Agreement).

Now, therefore, the Parties agree as follows:

Section 1

Branding Committee

1.1	The Parties shall establish a committee (“Branding Committee”) which shall, inter alia:
(i)

Draft, issue and administrate independent guidelines that specify the standards and details for the form of use of the Licensed Marks and the “Fresenius” name by FME and FSE as well as their Affiliates (as amended or modified from time to time, the current draft version, reflecting the permissible form of use as of the Effective Date, is attached hereto as Exhibit I “Branding Guidelines”); and

(ii)

Monitor the use of the Licensed Marks and the “Fresenius” name by FSE, FME and their Affiliates. In particular, the Branding Committee shall monitor the compliance of FME and its Affiliates with the Trademark License Agreement and evaluate the status at least once every six (6) months.

1.2	The Branding Committee shall consist of four (4) members in total whereas two (2) shall be appointed by each of FSE and FME and:
(i)	Members shall be well experienced in corporate communication and/or trademark law.
(ii)	FSE shall appoint one of the FSE members to be the chair of the Branding Committee.

In line with Schedule 3 of the Group Separation Agreement, FSE and FME have appointed their respective Branding Committee members and provided to the other Party the names, positions and contact details of the Branding Committee members appointed. If the Parties change any of their Branding Committee members which they may do at their discretion, such change, including the aforementioned details, shall be notified to the other Party within one (1) week following the change.

1.3	Each Party may request a meeting of the Branding Committee in accordance with Section 1.4. Other than so requested, and unless otherwise agreed:
(i)	The Branding Committee shall meet at least once every three (3) months during the calendar year 2026; and
(ii)	afterwards at least once every half calendar year.

In each regular Branding Committee meeting, the date for the next regular meeting shall be set.

1.4

Except for the regular meetings of the Branding Committee that have been set in a previous Branding Committee meeting, the meetings of the Branding Committee shall be called with a notice period of fourteen (14) calendar days. The meetings may be called in text form or by electronic means of communication (e.g., by e-mail). In urgent cases, the period pursuant to sentence 1 may be adequately shortened and the meeting may also be called orally or by telephone. The reason for such shortening of the period shall be explained in the meeting at the latest. Unless a Party has requested a meeting, the chair of the Branding Committee shall call the meetings. The items on the agenda for all meetings must be stated in the invitation to the meeting.

1.5

Unless otherwise agreed, meetings shall take place in person at the registered office of FME or FSE. The chair conducts the meetings and determines the order of the items to be discussed and the voting procedure. In exceptional cases, individual members may participate in meetings held by personal attendance by means of video and audio transmission or telephone. In principle, resolutions are adopted in meetings. If members are prevented from attending a meeting, they may authorize another member in writing (including by electronic means of communication, e.g., by e-mail) to submit their votes. Such delivery of votes shall be deemed to be participation in the adoption of the resolution. In individual cases, resolutions may be passed outside of meetings by circular resolution in writing or by electronic means of communication (e.g., by e-mail) upon order of the chair. The chair shall arrange for such a resolution to be taken within a reasonable period.

1.6

The Branding Committee shall only constitute a quorum if all of its four (4) members take part in the adoption of the resolution. The Branding Committee also has a quorum, if a member that is prevented from attending a meeting, has submitted its votes pursuant to Section 1.5.

1.7	The following applies for the decision-making process:
(i)	Each member of the Branding Committee has one vote.
(ii)	No Branding Committee member, including the chair of the Branding Committee, has a casting vote.
(iii)

The approval of the Branding Guidelines and any material changes to the Branding Guidelines require the unanimous decision of all four (4) Branding Committee members. All other matters within the Branding Committee’s responsibility can be decided with the majority of the votes of the Branding Committee members.

1.8

Decisions of the Branding Committee made according to Sections 1.3, 1.4, 1.5, 1.6 and 1.7 shall be binding for both FSE and FME. In case the Branding Committee cannot reach a decision according to Section 1.7 on the drafting of and/or administrating the Branding Guidelines,

●	or
●	the monitoring of the use of the Licensed Marks and/or the “Fresenius” name by FME and its Affiliates,

each Party is entitled to request escalation of such matter in accordance with the following escalation process (“Escalation Process”):

(i)	In principle, the members of the Branding Committee shall seek to reach a decision in the first place.
(ii)

If no decision in accordance with Section 1.7 can be reached by the Branding Committee, the chief executive officers (Vorstandsvorsitzende/r) of FSE’s general partner (persönlich haftende/r Gesellschafter/in) Fresenius Management SE and FME’s sole shareholder FME AG shall seek in good faith to reach an agreement and issue an unanimous decision within a reasonable period of time not exceeding three (3) months.

(iii)

If no agreement can be reached between the chief executive officers (Vorstandsvorsitzende/r) of FSE’s general partner (persönlich haftende/r Gesellschafter/in) Fresenius Management SE and FME AG according to Section 1.8 (ii), FSE has the final decision right. This does not apply if the matter relates to the Licensed Mark’s and “Fresenius” name’s form of use in the Renal Business for which FME shall have the final decision right. Each decision made by FSE or FME respectively according to this Section must be provided in writing to the other Party within one (1) week following its issuance.

(iv)

If a decision by FME relating to the form of use of the Licensed Marks or the “Fresenius” name in the Renal Business is unacceptable for FSE (e.g., if FSE assesses that FME’s decision harms or has a risk to harm the legitimate interest of FSE to protect the reputation of FSE and/or the FSE Group or the value inherent to the Licensed Marks or the “Fresenius” name), FSE may appeal to the economic board (Wirtschaftsrat) of Else Kröner-FreseniusStiftung in accordance with the TLA Arbitration Agreement (“Right of Appeal”).

(v)

If the Parties are in dispute about the scope of use of the Licensed Marks and/or the “Fresenius” name or whether a matter relates to the Renal Business and according to Section 1.8 (iii), both Parties have a Right of Appeal within four (4) weeks after the decision was issued according to Section 1.8 (ii).

Any decisions made according to this Escalation Process, including the decisions made pursuant to the TLA Arbitration Agreement, shall have the effect of a decision made by the Branding Committee and shall be binding for FSE and FME.

Section 2

Branding Guidelines

2.1	The Branding Guidelines shall provide general standards for the form of use and further development of the Licensed Marks and the “Fresenius” name, including but not limited to:
(i)	Further specifying and/or amending their allowed use (colour, style, etc.) set out in Section 3 b) of the Original Trademark License Agreement.
(ii)

In addition, the Parties agree to discuss, develop with the communication and/or trademark teams of FSE Group and FME Group (if applicable), agreed with the Branding Committee according to Section 1, and include in the Branding Guidelines:

a)

Further standards to specify and/or amend the prohibited use set out in Section 3 a) of the Original Trademark License Agreement, to ensure that the Licensed Marks and the “Fresenius” name may neither directly nor indirectly be used in particular within harmful contexts (politically sensitive circumstances/ politically sensitive countries, discrimination of any form, etc.), for illegal products (drugs, weapons, etc.) or for all kind of fraudulent business models;

b)

Further standards to specify and/or amend the quality requirements and standards set out in Section 4 of the Original Trademark License Agreement, it being understood that such quality requirements shall at no time fall below the quality requirements as existing at the Effective Date; and

c)

Concrete common key performance indicators, to allow the Parties to measure, monitor and improve the Licensed Marks’ and the “Fresenius” name’s performance, based on specified parameters to quantify their overall brand awareness and brand promise.

d)

All consents granted by FSE for the use of the Licensed Marks and/or the “Fresenius” name as used by FME and its Affiliates prior to the Effective Date shall be reflected and not invalidated in the Branding Guidelines.

(iii)

For the avoidance of doubt, the Branding Guidelines shall contain more than internal corporate identity provisions of one Party (including its Affiliates). The parts of the Branding Guidelines relating to the use of the Licensed Marks and the “Fresenius” name can include the content of the “Fresenius Medical Care global design manual”, provided that it does not form the main content of the Branding Guidelines. With the aforementioned inclusion of the “Fresenius Medical Care global design manual”, its content, to the extent included, will be part of the Branding Guidelines. The Branding Committee can designate certain portions of the Branding Guidelines, in particular the sections on guidelines for the FSE or FME logo, that are based on the “Fresenius Medical Care global design manual” or corresponding guidelines of FSE and which may be unilaterally amended from time to time by the respective Party on whose guidelines such portions are based. In all other cases, amendments to such guidelines shall only become part of the Branding Guidelines if so adopted by the Branding Committee. The provisions of the Trademark License Agreement and the parts of the Branding Guidelines that require adoption by the Branding Committee for their amendment shall take precedence over parts of the Branding Guidelines that can be amended by either Party unilaterally.

(iv)	They must allow the Branding Committee to fulfil its tasks pursuant to Section 1.1.
(v)	The Branding Committee shall determine which terms of the Branding Guidelines qualify as key terms, a violation of which justifies termination pursuant to Section 8.6(iv) of this Agreement.
2.2	The Branding Committee shall issue the initial Branding Guidelines until 31 March 2026 unless unanimously agreed otherwise in the Branding Committee.
2.3

In order to provide legal certainty about the past use and the current status of the use of the Licensed Marks and the “Fresenius” name by FME and FSE including their Affiliates and/or any third-party granted with a license by FME or FSE including their Affiliates until the Effective Date, the Parties agree that, irrespective of the other Party’s knowledge, no such use shall be a breach of the Trademark License Agreement. Any future use of the Licensed Marks and the “Fresenius” name after the Effective Date is solely governed by Section 4 of this Agreement.

Section 3

Form of use of Licensed Marks and “Fresenius” name

3.1	Subject to Section 3.6, FME and its Affiliates may use the Licensed Marks and/or the “Fresenius” name as further specified and set out in the Branding Guidelines.
3.2

To the extent no consent has been granted by FSE (as referred to in Section 2.3), the general rule shall be that FME and its Affiliates may not use the “Fresenius” name on a stand-alone basis without any additions. FME and its Affiliates shall in particular not use the Fresenius Mark and/or the “Fresenius” name as a stand-alone legal company name (Firma). However, the stand-alone use as a company name is permissible in the following cases (hereinafter referred to as “Permissible Business Names”):

(i)

Any use of and doing business with legal company names existing at the Effective Date can be continued by FME and its Affiliates (including for the avoidance of doubt any newly incorporated Affiliates), within the scope of their existing business operations (as existing at the Effective Date) either (a) with the addition “a Fresenius Medical Care company” (unless and to the extent doing so would not be permissible, in which case the aforementioned addition can be omitted), (b) if the legal company name comprised the Fresenius Mark or the “Fresenius” name and the use and doing business occurs with the addition of at least one of the terms “renal”, “kidney”, “nephro” or “dialysis” (incl. corresponding translations) like for example the company names “Fresenius Hemodialysis Center”, “Fresenius NephroCare” and “Fresenius Kidney Care”. The same applies for the use of the Fresenius Mark or the “Fresenius” name as a legal company name on (i) business cards, letterheads, and (iii) website imprints, provided that the FME Branding is used in the context of the respective document or website even if not in the immediate vicinity of the legal company name, with further details specified in the Branding Guidelines. The addition “a Fresenius Medical Care company” is not required on regulatory relevant documents such as for example certificates, product labels and product names. The obligations to use the Permissible Business Names as set forth in this Section 3.2 (i) do not include the obligation to amend the respective legal entities’ company registrations.

(ii)

New Affiliates of FME may not use and/or do business with the Fresenius Mark or the “Fresenius” name in any other form than by using the legal company name “Fresenius Medical Care” or with the addition of at least one of the terms “renal”, “kidney”, “nephro” or “dialysis” (incl. corresponding translations). For the avoidance of doubt, the company name “Fresenius Kidney Care” is covered by this Section and may be used by new Affiliates.

3.3

Irrespective of the provisions of Section 3.2 above, FME and its Affiliates may use product marks, service marks and/or business names existing at the Effective Date on a stand-alone basis in communication materials or on products if used in the direct context of FME Branding. For the avoidance of doubt, this Section 3.3 does not apply to the use of the Fresenius Mark and/or the “Fresenius” name by FME and its Affiliates as legal company name, which shall be only permitted according to Section 3.2.

3.4

VFMCRP shall only be entitled to acquire or establish subsidiaries with a legal company name comprising “Fresenius Medical Care” provided that such legal company name also contains the designation “Vifor”, preceding the “Fresenius Medical Care” designation. In accordance with Section 3.2 of this Agreement, legal company names of existing subsidiaries can remain unchanged.

3.5

In case of any disagreement or dispute about the rights of and implementation by FME and its Affiliates related to the Permissible Business Names according to this Section 3, both Parties have the Right of Appeal.

3.6

Any form of use deviating from (i) the Branding Guidelines or (ii) the forms of use expressly permitted under this Section 3 of this Agreement is subject to FSE’s prior written consent (“Additional Consent”), which shall not be unreasonably withheld or delayed. Withholding Additional Consent is (without limitation) not unreasonable, if the use by FME or its Affiliates would impact the Licensed Marks’ or the “Fresenius” name’s reputation or value in FSE’s good faith assessment (in particular, in case of an intended use in a politically sensitive context or in politically sensitive countries). For the avoidance of doubt, Additional Consent can only be requested for additional forms to use the Licensed Marks and the “Fresenius” name but not to extend or amend the scope of licenses granted under the Trademark License Agreement as such.

3.7

If reasons that allow withholding the Additional Consent according to Section 3.6 arise at a later stage, FSE may revoke such Additional Consent (in total or in part). FME and/or its Affiliates are then obliged to cease and desist from using the Licensed Marks and/or the “Fresenius” name insofar within a reasonable time period, but in any case, no later than eighteen (18) months following FSE’s revocation of the Additional Consent. FME shall and shall procure that any of its Affiliates will use its best efforts to comply with the revocation and adapt the use for which FSE revoked its consent. If due to exceptional or unforeseeable circumstances, FME and/or its Affiliates cannot cease and desist from using the Licensed Marks and/or the “Fresenius” name within eighteen (18) months after FSE has revoked its Additional Consent, FME has a Right of Appeal to request extension of the eighteen (18) months-period, which Right of Appeal must be exercised without undue delay and no later than four (4) weeks prior to the lapse of the eighteen (18) months-period. FME shall confirm the cease and desist in writing to FSE without undue delay after the completion of the cease and desist.

3.8

FSE shall not, and FSE shall procure that its Affiliates shall not use or license third parties to use the designations “Fresenius Medical Care”, “a Fresenius Medical Care company”, or one of the terms “renal”, “kidney”, “nephro” or “dialysis” (incl. corresponding translations) as addition to the Fresenius Mark or the “Fresenius” name or any confusingly similar designations.

Section 4

Amended Licensed Business Scope

4.1

As of the Effective Date, the scope of the rights of the Parties to use the Licensed Marks and/or the “Fresenius” name in the Worldwide Territory for products and/or services shall be governed by this Section 4, i.e. FME and its Affiliates can use the Licensed Marks and the “Fresenius” name within the scope of the license, and FSE and its Affiliates can use the Licensed Marks and the “Fresenius” name except where exclusivity applies, in each case in the Worldwide Territory. Past use legalized pursuant to Sections 2.3 or 8.2 of this Agreement can be continued, provided that such legalization hereunder for the period after the Effective Date concerns only the form to use the Licensed Marks and/or the “Fresenius” name (as set out in Section 3.6) but not the scope of licenses granted under this Section 4, for which only the amended scope of the license pursuant to this Section 4 applies. For the use of the Licensed Marks and the name “Fresenius” as Permissible Business Names Section 3 applies.

4.2

For the sake of clarity and in order to ensure that the license granted to FME and its Affiliates is in line with the mutual business understanding of the Parties for the current and future use of the Licensed Marks and the “Fresenius” name by the Parties and their Affiliates, the Parties acknowledge and agree that Section 2 of the Original Trademark License Agreement shall be replaced entirely by this Section 4.2 as follows and Section 2 of the Original Trademark License Agreement shall no longer apply:

(i)Medical Devices and Non-Medical Devices

a)

Except as otherwise provided in this Agreement and subject to Third Party Rights, FSE hereby grants to FME, for the use by FME and its Affiliates, an exclusive, royalty-free license to use the Licensed Marks and/or the “Fresenius” name in the Worldwide Territory on or in connection with the Bringing to Market and the sale to third parties (including the sale via third-party intermediaries) of Medical Devices with an Intended Use in the field of renal care and of Ancillary Products with no Intended Use in the field of renal care but that are sold to third parties for use in the field of renal care.

b)

Except as otherwise provided in this Agreement and subject to Third Party Rights, FSE hereby grants to FME, for the use by FME and its Affiliates, a non-exclusive, royalty-free license to use the Licensed Marks and the “Fresenius” name in the Worldwide Territory on or in connection with the Bringing to Market and sale to third parties (including the sale via third-party intermediaries) of Medical Devices with an Intended Use for Extra-Corporeal Blood Treatment outside of an Intended Use in the field of renal care and of Ancillary Products with no Intended Use in in the field of renal care but that are sold to third parties for use in Extra-Corporeal Blood Treatment.

c)	The licenses granted to FME with regard to Ancillary Products according to Sec-tions 4.2(i)a) and b) shall apply correspondingly to Non-Medical Devices.

d)

For the avoidance of doubt, all rights to use the Licensed Marks and the “Frese-nius” name for Medical Devices with an Intended Use other than for renal care, for Extra-Corporeal Blood Treatment or Peritoneal Dialysis, as well as for Ancillary Products or for Non-Medical Devices to be sold to third parties for use outside renal care, Extra-Corporeal Blood Treatment or Peritoneal Dialysis remain exclusively with FSE for the use by FSE and its Affiliates. The exclusive license granted to FME according to Section 4.2(i)a) shall in particular not prevent FSE and its Affiliates from establishing, acquiring or commercializing outside the Renal Business Medical Devices with no Intended Use in the field of renal care and products and services that are not qualified as Medical Devices and which are sold or provided to third parties for use outside the field of renal care but which generally could also be used for the renal care related treatment of patients. As far as FME or FME’s Affiliates have sold Ancillary Products to third parties for use outside the field of Extra-Corporeal Blood Treatment or Peritoneal Dialysis prior to the Effective Date, this use may be continued until 31 December 2028. As of 1 January 2029, FME and its Affiliates may use Ancillary Products solely within the scope of Sections 4.2(i)a) und b) of this Agreement.

(ii)Renal Pharmaceuticals

a)

Except as otherwise provided in this Agreement and subject to Third Party Rights, FSE hereby grants to FME, for the use by FME and its Affiliates, a non-exclusive, royalty-free license to use the Licensed Marks and/or the “Fresenius” name in the Worldwide Territory on or in connection with the Bringing to Market and sale to third parties (including the sale via third-party intermediaries) of Renal Pharmaceuticals and Nutrition Supplements if any Renal Pharmaceuticals are qualified by regulatory authorities as Nutrition Supplements in some jurisdictions. As far as the Renal Pharmaceuticals are included in the Pharmaceutical categories in Exhibit G, the license granted under this Section 4.2(ii)a) is granted exclusively.

b)

The Parties acknowledge and agree that the license granted to FME and its Affil-iates according to Section 4.2(ii)a) of this Agreement shall also cover the right to use the Licensed Marks and/or the “Fresenius” name in the Renal Business for the solution “0.9% Sodium Chloride Injection”, a parenteral fluid and electrolyte replenisher although this product has no Medical Indication in the Renal Business and, therefore, is no Renal Pharmaceutical, such use being permissible provided that FME and its Affiliates source the solution “0.9% Sodium Chloride Injection” manufactured by FSE or its Affiliates from FSE or its Affiliates or if this solution is manufactured by FME or its Affiliates.

c)

The exclusivity of the license granted to FME according to Section 4.2(ii)a) of this Agreement with regard to Renal Pharmaceuticals falling into the product groups listed in Exhibit G shall not apply with regard to any products falling into the product group “Phosphate Management Products” listed in Exhibit G which are commercialized in any countries at the Effective Date by FSE or its Affiliates under agreements with VFMCRP. If FSE or its Affiliates and VFMCRP decide to renew such agreements and/or extend their scope to other products of this product group and/or to additional countries, the exclusivity will be further limited accordingly.

d)

For the avoidance of doubt, all rights to use the Licensed Marks and the “Frese-nius” name for Pharmaceuticals and Nutrition Supplements with a Medical Indication other than in the Renal Business remain exclusively with FSE for the use by FSE and its Affiliates.

(iii)Services

a)

Notwithstanding the licenses granted to FME for the use by FME and its Affiliates according to Sections 4.2(i) and (ii) of this Agreement, FSE hereby grants to FME, for the use by FME and its Affiliates, an exclusive, royalty-free license to use the Licensed Marks and/or the “Fresenius” name in the Worldwide Territory on or in connection with (x) serving of patients (“Patientenversorgung”) related to renal care, (y) services related to dialysis design consultancy, (z) services specifically intended for and directed to renal care including but not limited to maintenance and repair, technical support, water treatment system set-up, water treatment documentation and quality control, IT related consultancy, cloud computing, data management, automation of workflow and documentation of patient records, supply chain and logistics, insurance services, clinical application training and support, medical and scientific education.

b)

Notwithstanding the licenses granted to FME for the use by FME and its Affiliates according to Sections 4.2 (i) and (ii) of this Agreement, FSE hereby grants to FME, for the use by FME and its Affiliates, an non-exclusive, royalty-free license to use the Licensed Marks and/or the “Fresenius” name in the Worldwide Territory on or in connection with (x) serving of patients (“Patientenversorgung”) related to Extra-Corporal Blood Treatment, (y) services related to Extra-Corporal Blood Treatment design consultancy, and (z) services specifically intended for and directed to Extra-Corporal Blood Treatment including but not limited to maintenance and repair, technical support, IT related consultancy, cloud computing, data management, automation of workflow and documentation of patient records, supply chain and logistics, clinical application training and support, medical and scientific education.

c)

FSE maintains the right to decide in its discretion to use the Licensed Marks and the “Fresenius” name by itself or its Affiliates to serve patients as part of FSE’s home care business as well as for renal care patients.

(iv)	Legal Company Name

Subject to Section 3 of this Agreement, the remainder of this Section 4 and Third Party Rights, FSE hereby grants to FME, for the use by FME and its Affiliates a royalty-free license to use the name “Fresenius Medical Care” for their legal company name, with exclusivity for the name “Fresenius Medical Care”.

(v)	Restrictions

All rights in the Licensed Marks and the “Fresenius” name other than those specifically granted under the Trademark License Agreement are reserved to FSE.

(vi)	Ownership

The Parties acknowledge and agree that as between FSE and FME, the “Fresenius” name and the Licensed Marks, subject to the transfers and allocations in Section 5 of this Agreement, are the sole and exclusive property of FSE. FME acknowledges and agrees that neither it nor any of its Affiliates shall acquire any right, title or interest in or to the “Fresenius” name or the Licensed Marks as a result of the Trademark License Agreement (other than the licenses granted it hereunder), or the use of the “Fresenius” name or the Licensed Marks by FME or any of its Affiliates, or as a result of any other act or thing; that neither FME nor any of its Affiliates will attack FSE’s title to or ownership of the “Fresenius” name or the Licensed

Marks; and that all use of the “Fresenius” name or the Licensed Marks by FME and its Affiliates and all goodwill generated thereby shall inure to the benefit of FSE.

(vii)	Sublicenses

FME shall not grant any sublicense to use the Licensed Marks or any other rights licensed under the Trademark License Agreement without the express prior written approval of FSE. No Affiliate of FME shall have the right to grant any sublicense or transfer its rights to use the Licensed Marks, the “Fresenius” name or any other rights licensed under the Trademark License Agreement. In the event of any Approved Sublicense, FME shall remain primarily obligated under all of the provisions of the Trademark License Agreement and shall cause each sublicensee to enter into a written sublicense agreement in form and substance satisfactory to FSE which shall include provisions, stated in such agreement to be for the express benefit of FSE, consistent with the provisions of the Trademark License Agreement. FME shall provide prompt written notice to FSE of the execution of each sublicense agreement. No Approved Sublicense shall contain any terms or conditions, and FME shall not take or authorize any actions in connection with any Approved Sublicense, inconsistent with the terms and conditions of the Trademark License Agreement. FME shall, upon reasonable request by FSE, provide FSE with reasonable evidence that each Approved Sublicense entered into complies with the requirements of this Section 4.2(vii). FSE hereby appoints FME its agent solely for the purpose of exercising quality control as provided in the Trademark License Agreement over any such sublicensee, and FSE retains the right to revoke such appointment at any time if FSE reasonably believes that FME is not adequately exercising such quality control, and to reinstate such appointment at any time. Notwithstanding any such appointment, FSE shall have the independent right to exercise quality control directly over all sublicensees; provided, however, that FSE shall not independently act unless it in good faith believes that FME is not adequately exercising such quality control. FSE shall have the right to require FME to terminate any agreement purported to be entered into with a sublicensee in violation of the terms of this Section 4.2(vii), and FSE shall have the right to pursue all other rights or remedies available to it in connection therewith. FME will take all steps reasonably necessary or desirable to enforce the terms of the Trademark License Agreement against its sublicensees. As between FSE and FME, FME shall be responsible for, and shall indemnify, defend and hold harmless FSE from, and shall pay all costs, fees and expenses (including reasonable attorney’s fees and court costs) incurred by FME or FSE in connection with Approved Sublicenses granted.

(viii)	New Registrations

For the avoidance of doubt, the Parties agree that section 6 b Original Trademark License Agreement means that at FME’s request, FSE agrees to file and use reasonable efforts to prosecute, in FSE’s name and at FME’s expense, new applications for Licensed Marks, in any country, for those goods and services that are covered by the scope of the licenses granted under this Section 4. However, FSE shall not be required to take any action pursuant to this Section if, in the exercise of its reasonable good faith judgment, such action would adversely affect FSE’s rights in the Licensed Marks.

(ix)	Compensation

The licenses granted under the Trademark License Agreement are royaltyfree and fully paid up.

Section 5

Allocation and Transfer of Shared Trademarks

For trademarks that are partially used and/or registered by both FSE and FME the following principles shall apply:

(i)

The Parties hereby acknowledge and agree that FME shall transfer and assign to FSE, and that FSE shall accept such transfer and assignment, all trademarks comprising the element “Fresenius”, the “F” Logo and/or similar elements/logos which FME owned at the Effective Date (“Transferred FSE Marks”). For sake of clarity: Transferred FSE Marks are Licensed Marks under the Trademark License Agreement.

(ii)

The Parties further acknowledge and agree that FSE shall transfer and assign to FME, and that FME shall accept such transfer and assignment, such trademarks which do not comprise the element “Fresenius” and which are exclusively used by FME or its Affiliates in a FME business segment and/or for a FME product, as listed in the attached Exhibit E.

(iii)

The trademarks affected by this Section 5 shall be transferred and assigned according to separate trademark transfer and assignment agreements to be agreed by the Parties. The Parties shall conclude the trademark transfer and assignment agreements without undue delay, and in no case later than six (6) months after the Effective Date. After the agreements’ conclusion and no later than three (3) months thereafter, the respective assignee will make (at its costs and expenses) the necessary filings to update the records of the relevant trademark registers.

(iv)

With regard to the trademarks comprising the element “Fresenius” and used for a FME product only, the Parties acknowledge and agree, by way of derogation from Section 6 (a) Original Trademark License Agreement, that FSE shall only prosecute and maintain in force and effect registrations for these trademarks with respect to the Licensed Goods and Services in FSE’s name at FME’s request and cost.

Section 6

Mutual Support

In addition to the mutual support obligation stipulated in Section 6 of the Original Trademark License Agreement, and in particular in line with the mechanisms on responsibility and costbearing therein, the Parties agree to support each other in (i) legal disputes relating to the enforcement of the Licensed Marks and/or the Permissible Business Names, in each case as permitted pursuant to Section 6 of the Original Trademark License Agreement, with respect to providing evidence of genuine use by the respective Parties and their Affiliates to the extent required in such legal disputes and (ii) any prosecution issues concerning the Licensed Marks and/or the Permissible Business Names that can only be resolved with the cooperation of the other Party, e.g., if a trademark application within the scope of and in compliance with the Trademark License Agreement cannot be registered in the name of one Party in a particular jurisdiction, the other Party shall provide the required support to enable such registration, for example by making respective notifications to the respective trademark office or by registering such trademark in its own name and to license it out to the other Party, it being understood that the Party that requests the support is obliged to reimburse the costs of the supporting party arising in the context of such support.

Section 7

Update of Exhibits

The Parties agree to review and, as far as required, to update and/or create by mutual support the Exhibit B (Fresenius Mark), Exhibit C (Mixed Use Marks) and Exhibit D (Third Party Rights) attached to the Original Trademark License Agreement until 31 January 2026 unless unanimously agreed otherwise between the Parties. Exhibit A (“F” Logo) will not be updated as the Parties acknowledge and agree that these trademarks and logos will no longer be part of the Licensed Marks as of the Effective Date.

Section 8

Termination Right for Material Breach

8.1

The Original Trademark License Agreement entitles FSE to terminate the Trademark License Agreement in the event of a material breach as further set out in Section 12 of the Original Trademark License Agreement. The Parties wish to clarify and replace the termination right for material breach in Section 12 (a) Original Trademark License Agreement in accordance with this Section 8. For the avoidance of doubt, other provisions relating to termination and rights on termination contained in the Original Trademark License Agreement remain unchanged.

8.2

As of the Effective Date, the Parties confirm that they are not aware of any material breach of the Trademark License Agreement related to the use of the Licensed Marks and the “Fresenius” name by FME and its Affiliates, as well as by the minority shareholdings conclusively listed in Exhibit F (“Minority Shareholdings”) for which FME confirms that these entities exist and that FME or its Affiliates hold a minority share in. Only with regard to the Minority Shareholdings’ respective business as conducted at the Effective Date, the Minority Shareholdings shall be entitled to be granted Approved Sublicenses as stipulated in Section 4.2(vii) of this Agreement. FME shall conclude the Approved Sublicenses without undue delay, and in no case later than six (6) months after the Effective Date. Each Approved Sublicense granted to the Minority Shareholdings automatically and immediately terminates, if at any time FME or its Affiliates hold less registered share capital or voting rights in the respective Minority Shareholding than held at the Effective Date. For the avoidance of doubt, all Minority Shareholdings granted with an Approved Sublicense are prohibited from further transferring or sublicensing their rights granted under the Trademark License Agreement, this Agreement or the Approved Sublicenses to any third party. The Parties acknowledge and agree that any past use and the current status of the use of the Licensed Marks and/or the “Fresenius” name by FME and/or its Affiliates as well as by the Minority Shareholdings until the Effective Date (but not thereafter) shall be considered not to be in breach of the Trademark License Agreement, provided that, in the case of the Minority Shareholdings, this shall apply only.

8.3

FSE may terminate the Trademark License Agreement and any rights of FME or its Affiliates thereunder for material breach, if they fail to cure such material breach within a cure period of sixty (60) calendar days after FSE’s written notice, which shall be extended by FSE if the period of time reasonably required to cure such breach exceeds sixty (60) calendar days. The extension shall be granted for up to an additional sixty (60) calendar days, provided that FME submits a comprehensive remediation plan no later than twenty (20) calendar days from the receipt of the written notice, which demonstrates that the cure period reasonably required exceeds sixty (60) calendar days. FME shall use its best efforts to keep the cure period to a minimum.

8.4

No cure period is required and FSE may terminate the Trademark License Agreement and any and all rights of FME or its Affiliates thereunder, if the material breach is not curable or if the breach is so material that an immediate termination is justified.

8.5

After termination for material breach, FSE shall grant FME, for use by FME and its Affiliates, a limited license to use the Licensed Marks and/or the “Fresenius” name for a reasonable grace period as required to promptly identify a new name, conduct trademark clearance searches, and make all necessary filings to execute regulatory and/or certification requirements, such grace period shall be in any case no longer than eighteen (18) months following the receipt of FSE’s termination notice.

(i)	If FME considers the grace period to be unreasonably short, FME has the Right of Appeal.
(ii)	If, in exceptional cases, FSE considers the grace period to be unreasonably long, FSE has the Right of Appeal.
8.6	In particular and without limitation, the following events caused by the use of the Licensed Marks and/or the “Fresenius” name shall qualify as a material breach according to this Section 8:
(i)	FME and/or its Affiliates materially tarnish the Licensed Marks and/or the name “Fresenius” in an unflattering way, so that they objectively lose significant value;
(ii)

FME and/or its Affiliates materially harm the reputation and/or goodwill of FSE, in a way that its external perception or goodwill is damaged by public statements and/or actions, so that the reputation and/or goodwill of FSE objectively loses significant value;

(iii)	FME and/or its Affiliates use the Licensed Marks and/or the “Fresenius” name outside of the applicable licensed business scope;
(iv)

FME and/or its Affiliates use the Licensed Marks and/or the “Fresenius” name in violation of key terms of the Branding Guidelines, which the Branding Committee has determined to constitute key terms for the purposes of this provision; or

(v)

FME and/or its Affiliates use the Licensed Marks and/or the “Fresenius” name within its business operation in another way than as “Fresenius Medical Care” and/or as “Fresenius + a term related to dialysis business” and/or without the addition “a Fresenius Medical Care company” unless authorized under this Agreement, in violation of its obligation to do so under the Trademark License Agreement.

Section 9

Termination Right for Change of Control; Divestments

9.1	FSE shall have the right to terminate the Trademark License Agreement for good cause in case of a Change of Control in FME AG and/or FME only as set out in this Section 9.
9.2	FSE shall have the right to terminate the Trademark License Agreement with immediate effect in case a Direct Competitor to FSE acquires Control in FME AG and/or FME. In such case:

(i)

Termination shall be immediately effective, but FSE shall not assert any rights against FME AG respectively FME or its Affiliates in relation to its continued use of the Licensed Marks and/or the “Fresenius” name as was allowed and within such scope under the Trademark License Agreement within eighteen (18) months after the termination (“Non-Assert Period”), provided that FME AG respectively FME uses and procures that any of its Affiliates uses its best efforts to discontinue all use of the Licensed Marks and/or the “Fresenius” name in the shortest time possible after the termination.

(ii)	If FME AG respectively FME considers the Non-Assert Period to be unreasonably short, FME AG respectively FME has the Right of Appeal.
(iii)	If, in exceptional cases, FSE considers the Non-Assert Period to be unreasonably long, FSE has the Right of Appeal.
9.3

In case any other third party acquires Control in FME AG and/or FME, FSE shall have a right to terminate the Trademark License Agreement if FSE acting reasonably expects the acquisition to result in a risk of negative impact on the “Fresenius” brand, unless such negative impact would be insignificant.

(i)

Termination shall be immediately effective, but FSE shall not assert any rights against FME AG respectively FME or its Affiliates within the Non-Assert Period, provided that FME AG respectively FME uses and procures that any of its Affiliates uses its best efforts to discontinue all use of the Licensed Marks and/or the “Fresenius” name in the shortest time possible after the termination.

(ii)	If FME AG respectively FME assumes that the termination right is not triggered or the Non-Assert Period is unreasonable short, FME AG respectively FME has the Right of Appeal.
(iii)	If, in exceptional cases, FSE considers the Non-Assert Period to be unreasonably long, FSE has the Right of Appeal.
9.4	In case any Affiliate ceases to be an Affiliate of FME (e.g., in the course of divestments), Section 12 (d) Original Trademark License Agreement applies accordingly.
(i)

FSE shall not assert any rights against such former FME Affiliate for six (6) months after the Affiliate ceases to be an Affiliate of FME, provided such former Affiliate uses its best efforts to discontinue all use of the Licensed Marks and/or the “Fresenius” name in the shortest time possible after it ceases to be an Affiliate of FME. Further, the former Affiliate may sell-off stock branded with the Licensed Marks and/or the “Fresenius” name within six (6) months after the Affiliate ceases to be an Affiliate of FME.

(ii)	If FME assumes the non-assert period in Section 9.4 (i) towards its former Affiliate is unreasonably short, FME has the Right of Appeal.
(iii)	If, in exceptional cases, FSE considers the non-assert period in Section 9.4 (i) to be unreasonably long, FSE has the Right of Appeal.

Section 10

Additional Consequence of Termination

10.1

Upon termination of the Trademark License Agreement, FSE shall not use any of the trademarks used exclusively by FME or its Affiliates (i.e., such trademarks which FSE and its Affiliates may not use under the Trademark License Agreement) under the Trademark License Agreement in the field of business of FME and FSE shall not license or transfer such trademarks enabling such use by third parties.

Section 11

Change of FME Legal Company Name

In the event that FME’s sole shareholder FME AG forms the legally relevant resolution to change its articles of association (Satzung) to change its legal company name to a new name not containing the “Fresenius” name, FME shall inform FSE immediately and in no case later than two (2) business days after such resolution. With such resolution, the Trademark License Agreement and all rights granted to FME and its Affiliates thereunder shall terminate (ten) 10 years following the legally binding resolution of FME AG, with no further grace period.

Section 12

Reporting Obligation

12.1

If FME or its Affiliates harm the reputation of FSE or its Affiliates or tarnish the Licensed Marks and/or the “Fresenius” name, FME shall inform FSE immediately once the respective Branding Committee member of FME Group’s global communication department became aware of such an incident. The same shall apply where actions made by FME or its Affiliates in good faith determine that there is a risk of such harm. Information should also be immediately provided from FSE to FME in case the “Fresenius” name is tarnished by FSE or its Affiliates once the respective Branding Committee member of FSE’s corporate communication department became aware of such an incident.

12.2

FME shall be obliged to provide and procure from its Affiliates in writing all information requested by FSE to evaluate the potential harm within two (2) weeks. The same applies upon reasonable request of FSE without prior notification from FME.

12.3

Subject to proportionality, FME may request material information from FSE in writing to evaluate the potential harm to the “Fresenius” name in case it is tarnished by FSE or its Affiliates. FSE shall provide such information within two (2) weeks following FME’s request.

Section 13

Effective Date

This Agreement shall become effective upon the Effective Date.

Section 14

Miscellaneous

14.1	Conclusion and Amendment

The Parties acknowledge and agree that FSE and FME are currently and will remain parties to the Trademark License Agreement. The Trademark License Agreement shall remain in full force and effect and shall prevail over the Original Trademark

License Agreement in its previously agreed form. Sections in the Original Trademark License Agreement other than those amended by this Agreement remain in full force and unchanged.

14.2	Costs

Any costs associated with the implementation of the undertakings entered into in this Agreement, as well as any additional costs arising from or in connection with the amendment, modification, or supplementation of this Agreement, shall be borne by the Party which has the obligation to fulfil the respective undertaking. If both Parties are obliged to fulfil an undertaking, each Party will bear the costs it incurred.

14.3	Definitions

Capitalized Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Original Trademark License Agreement.

The following terms and expressions shall have the meanings set out below.

(i)	“Additional Consent” has the meaning given to that term in Section 3.6;
(ii)

“Affiliate” means with retroactive effect as from the effective date of the Original Trademark License Agreement an Affiliate as originally defined in the Original Trademark License Agreement, including, without limitation, FME AG, until FME AG ceases to be affiliated with FME under German corporate law (sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)) and including VFMCRP which are considered Affiliates of FME for the purposes of the Trademark License Agreement and this Agreement. In deviation from the rules applicable to Affiliates under the Original Trademark License Agreement, if at any time FME or its affiliates (according to sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)) hold less registered share capital or voting rights than 20% (directly or indirectly) in any VFMCRP entity, such VFMCRP entity will no longer be considered an Affiliate;

(iii)	“Agreement” means this agreement;
(iv)

“Ancillary Products” means Medical Devices used during or in connection with therapies in the field of Extra-Corporeal Blood Treatment or Peritoneal Dialysis, but are not exclusively related to such therapies and, therefore, have no Intended Use in that field reflected in their regulatory documents;

(v)	“Approved Sublicense” means any sublicense granted pursuant to the express prior written approval of FSE to a third party;
(vi)	“Branding Committee” has the meaning given to that term in Section 1.1;
(vii)	“Branding Guidelines” has the meaning given to that term in Section 1.1(i);
(viii)

“Bringing to Market” means any act related to the commercialization of goods or services under the Licensed Marks or the “Fresenius” name, including but not limited to the production, manufacture, sale, marketing, promotion, advertising, provision and distribution of goods and services.

(ix)

“Change of Control” shall be deemed to have occurred at each time (whether or not approved by the management board or supervisory board of FME AG) that any entity, person or persons acting in concert in accordance with the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), at any time, directly or indirectly, (a) with regard to FME AG, acquire(s) and come(s) to own (i) 30 per cent or more of its registered share capital or (ii) such number of the shares in its registered share capital carrying 30 per cent or more of the voting rights, respectively, (b) with regard to FME, becomes an affiliated entity (verbundenes Unternehmen) pursuant to sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of FME as the majority owning (mit Mehrheit beteiligt) or controlling (herrschend) entity, and “Control” shall be defined accordingly; for the avoidance of doubt, Change of Control also results from a divestment through corporate reorganisations relating to FME AG and/or FME, such as split-ups of legal entities, hive-downs and comparable measures, provided however, with respect to FME only if the divested part of FME becomes bound to the Trademark License;

(x)	“Conversion” has the meaning given to that term in Preamble (A);
(xi)	“Conversion Effective Date” means the date the Conversion was recorded in the commercial register (Handelsregister);
(xii)	“Direct Competitor” means any undertaking that is at the relevant time selling, distributing, and/or marketing the same products and/or services on the same geographic market;
(xiii)	“Effective Date” has the meaning given to that term in Recital (F);
(xiv)	“Escalation Process” has the meaning given to that term in Section 1.8;
(xv)

“Extra-Corporeal Blood Treatment” means a medical procedure, including but not limited to renal care related treatments such as dialysis, that involves removing a patient’s blood cells, plasma proteins and other components of whole blood, treating it with technologies that modifies some or all components of whole blood, and/or adds or extracts desirable components, and/or separates and/or removes undesirable components, and then returns the modified blood to the body;

(xvi)	“FME” has the meaning given to that term in the Parties’ Section (2);
(xvii)	“FME AG” has the meaning given to the term in Preamble (A)
(xviii)	“FME Group” means FME AG together with its subsidiaries;
(xix)

“FME Branding” means the rules on FME’s and its Affiliates’ use of the “Fresenius” name, to avoid use on a stand-alone basis without any additions, considering the provisions on Permissible Business Names herein and as further elaborated in the Branding Guidelines;

(xx)	“FSE” has the meaning given to that term in the Parties’ Section (1);
(xxi)	“FSE Group” means FSE together with its subsidiaries;

(xxii)	“Group Separation Agreement” has the meaning given to that term in Preamble (C);
(xxiii)

“Intended Use” means the use for which a Medical Device is intended according to the data supplied by the manufacturer on the label, in the instructions for use or in promotional or sales materials or statements and as specified by the manufacturer in the clinical evaluation;

(xxiv)

“Licensed Marks” means the Fresenius Mark, the “F” Logo, those elements of the FMC Marks that are owned by Licensor, and the Mixed Use Trademarks, collectively. As of the Effective Date, the “F” Logo shall no longer be part of the Licensed Marks.

(xxv)	“Medical Devices” means products or equipment intended for a medical purpose according to the relevant definition of the relevant regulatory authorities in respective markets;
(xxvi)

“Medical Indication” means a medical condition that a Pharmaceutical is intended to treat, reflected in the regulatory approval, including the treatment, prevention and diagnosis of a disease, as well a definition of a specific target population;

(xxvii)	“Minority Shareholdings” has the meaning given to that term in Section 8.2;
(xxviii)	“Non-Assert Period” has the meaning given to that term in 9.2(i);
(xxix)

“Non-Medical Devices” means products and services that are not qualified as Medical Devices (including but not limited to products in the fields of water technology or digital products) and, therefore, have no Intended Use in the field of Extra-Corporeal Blood Treatment or Peritoneal Dialysis but are sold or provided to third parties for use in the field of Extra-Corporeal Blood Treatment or Peritoneal Dialysis as intended by the Parties;

(xxx)

“Nutrition Supplements” means concentrated sources of nutrients (i.e. minerals and vitamins) or other substances with a nutritional or physiological effect that are marketed in “dose” form (e.g. pills, tablets, capsules, powder, liquids in measured doses);

(xxxi)	“Original Trademark License Agreement” has the meaning given to that term in the Preamble (D);
(xxxii)	“Party” has the meaning given to this term in the Parties’ Section;
(xxxiii)

“Peritoneal Dialysis” means using the patient’s own peritoneal membrane acting as a natural filter to remove undesirable components and excess fluid from the body. During the procedure, a solution (called dialysate) is introduced into the abdominal cavity and after a while is removed/replaced from the abdomen;

(xxxiv)	“Permissible Business Names” has the meaning given to that term in Section 3.2(ii);
(xxxv)

“Pharmaceuticals” means a substance or combination of substances that is intended to treat, prevent a disease, to make a pharmaceutical diagnosis, or to restore, correct or modify physiological functions by exerting a pharmacological, immunological or metabolic action according to the relevant definition of the relevant approval bodies in respective markets;

(xxxvi)

“Renal Business” means the business of supplying renal care related goods and services, including laboratories, provided that the home care business of FSE (and its Affiliates) is not, and shall not be deemed to be, a Renal Business;

(xxxvii)	“Renal Pharmaceuticals” means Pharmaceuticals with a Medical Indication in renal treatment as reflected in the regulatory approval;
(xxxviii)	“Right of Appeal” has the meaning given to that term in Section 1.8(iv);
(xxxix)	“Subsidiary” means an Affiliate that is controlled by the specified Person;
(xl)

“TLA Arbitration Agreement” means the arbitration agreement applying to the Trademark License Agreement, which is to be agreed shortly between the Parties, and an agreed version of which is enclosed as Exhibit H;

(xli)	“Trademark License Agreement” has the meaning given to that term in the Preamble (F);
(xlii)	“VFMCRP” means Vifor Fresenius Medical Care Renal Pharma Ltd., as well as its affiliates (according to sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)).
14.4	Dispute Resolution

All disputes arising out of or in connection with the Trademark License Agreement or its validity shall be exclusively settled in arbitration proceedings in accordance with the TLA Arbitration Agreement.

14.5	Interpretation
(i)	Singular, Plural, Gender References to one gender include all genders and references to the singular include the plural and vice versa.
(ii)	References
●	The Original Trademark License Agreement uses FSE and FME synonymously as “Licensor” (FSE) and “Licensee” (FME). References to “FSE” and “FME” in this Agreement shall be read in the context of the Original Trademark License Agreement as references to “Licensor” (FSE) respectively “Licensee” (FME).
●	References to the Trademark License Agreement shall be understood as references to the Original Trademark License Agreement as amended by Schedule 3 of the Group Separation Agreement and by this Agreement.
●	References to a person shall include any company, partnership or unincorporated association (whether or not having separate legal personality).

●	References to a company shall include any company, corporation or any corporate body, wherever incorporated.
●	References to this Agreement shall include any recitals, preambles, clauses of, and annexes to, this Agreement.
●	References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted, or consolidated whether before or after the Effective Date; and any subordinate legislation made from time to time under that statute or statutory provision which is in force at the Effective Date.
(iii)	Legal Terms

References to any German legal term shall, in respect of any jurisdiction other than Germany, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

(iv)	Non-limiting Effect of Words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

14.6	Invalidity

Should any provision of this Agreement be or become invalid, ineffective, or unenforceable as a whole or in part, the validity, effectiveness, and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective, and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place, and extent. The aforesaid shall apply mutatis mutandis to any unintended gap in this Agreement. It is the explicit intent of the Parties that the severability clause in this Section 14.6 (Invalidity) shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of section 139 German Civil Code (Bürgerliches Gesetzbuch) in its entirety.

14.7	Notices

Section 13 (a) of the Original Trademark License Agreement is amended as follows:

Any notice, request, demand, waiver or other communication required or permitted to be given or requirement to notify under the Trademark License Agreement shall be in text form and additionally signed (as specified below) by or on behalf of the Party giving it and shall be sent by hand, courier and/or e-mail, marked for the attention of the relevant Party and to the address and/or e-mail address set out below. The signing of any notice shall not be valid unless and until it has been signed by the Party giving it by any of the following methods:

(i)	by the addition of the relevant signature(s) to the notice via an electronic signature application;
(ii)	by the insertion of a handwritten signature on an original copy of the notice; or

(iii)	by the insertion of a handwritten signature on an original copy of this notice which is then converted into an electronic ‘PDF’ format.

The addresses and e-mail addresses of the Parties for the purpose of Section 14.7 are as follows:

(a)	To FSE:

Fresenius SE & Co. KGaA

Attention: Dr. Jan Winzen and Dr. Ivo Lewalter

Address: Else-Kröner-Str.1, 61352 Bad Homburg, Germany

E-mail: jan.winzen@fresenius.com and

ivo.lewalter@fresenius.com

with a copy to:

Dr. Michael Leicht (michael.leicht@linklaters.com) and Dr. Bolko Ehlgen

(bolko.ehlgen@linklaters.com)

Linklaters LLP

Taunusanlage 8

60329 Frankfurt am Main Germany

(ii)	To FME:

Fresenius Medical Care Deutschland GmbH

Attention: Charles Krauss and Florian Geyer, LL.M. (Boston)

Address: Else-Kröner-Str. 1, 61352 Bad Homburg, Germany

E-mail: Charles.Krauss@freseniusmedicalcare.com and

Florian.Geyer@freseniusmedicalcare.com

with a copy to:

Dr. Christoph Rieken, LL.M. (Christoph.Rieken@noerr.com)

Noerr Partnerschaftsgesellschaft mbB

Brienner-Straße 28

80333 München Germany

14.8	Electronic Signatures

This Agreement may be signed electronically (e.g., by DocuSign), regardless of its trust level as simple, advanced (AES) or qualified (QES) electronic signature, and that such electronic signatures are valid and shall be deemed equal to the written form. The Parties each represent and warrant that they will not contest the admissibility of authentic copies of electronically signed documents in any legal proceedings relating to this Agreement.

[Signature page to follow on next page.]

Bad Homburg v. d. Höhe, 22 December 2025

/s/ Dr. Michael Moser	/s/ Dr. Alexander Moscho
Name: Dr. Michael Moser	Name: Dr. Alexander Moscho
Function: Member of the Management Board	Function: Head of Corporate Development
Fresenius SE & Co. KGaA represented by	Fresenius SE & Co. KGaA represented by
Fresenius Management SE Bad Homburg v. d.	Fresenius Management SE
Höhe, 22 December 2025

Bad Homburg v. d. Höhe, 22 December 2025

/s/ Martin Fischer
Name: Martin Fischer
Function: Managing Director
Fresenius Medical Care Deutschland GmbH Bad
Homburg v. d. Höhe, 22 December 2025

/s/ Dr. Jörg Häring
Name: Dr. Jörg Häring
Function: Managing Director
Fresenius Medical Care Deutschland GmbH